Exhibit 99.1

Rosetta Resources Inc. Announces Record Production and Proved Reserves for 2013 and Delaware Basin Update

•	Increased total annual daily production to 50 MBoe/d or 34 percent growth over 2012

•	Achieved 39 percent growth in proved reserves to 279 MMBoe, or 528 percent production replacement

•	Established preliminary ultimate recovery estimate for Delaware Basin horizontal upper Wolfcamp wells

•	Executed definitive agreement to acquire 5,000-acre bolt-on acquisition in the Delaware Basin

HOUSTON, January 30, 2014 (GlobeNewswire) -- Rosetta Resources Inc. (NASDAQ: ROSE) (“Rosetta” or the “Company”) today reported preliminary operational results for 2013 that includes growth in excess of 30 percent for both production and proved reserves.  The Company also announced plans to acquire additional Delaware Basin acreage to expand its core Reeves County position.  Rosetta plans to report final 2013 financial and operational results on Monday, February 24, 2014.

“In 2013, we continued to deliver competitive growth in production and reserves while expanding our operations into a new basin,” said Jim Craddock, Rosetta’s Chairman, CEO and President.  “We remain focused on developing our Eagle Ford assets and committed to fully advancing our Permian Basin operations.”

2013 Production and Capital Program Results

Fourth quarter production averaged a record 52 thousand barrels of oil equivalent per day (“MBoe/d”), up 17 percent from the same period in 2012 and 2 percent from the prior quarter.  Total liquids production for the fourth quarter averaged 32 thousand barrels per day (“MBbls/d”).

For the full-year, production averaged 50 MBoe/d.  Total daily production increased by 34 percent versus the prior year while total liquids production increased by 43 percent over the same period.  Production growth reflects continued progress in the development of the Company’s Eagle Ford assets.

In 2013, Rosetta’s capital expenditures, excluding proved acquisitions, totaled $899 million.  The Company drilled a total of 150 gross operated wells and completed 113 gross wells.  Capital spending included $600 million for drilling and completion activity in the Eagle Ford shale where 111 wells were drilled and 79 completed.

Drilling and completion costs in the Eagle Ford areas further improved during the year.  Total well costs are now at the low end of the previously disclosed range of $6.5 - $7.0 million per well, assuming average 5,000-foot laterals and 15 completion stages.  Permian vertical well costs have also declined as originally projected and are currently averaging $3.6 million, with more recent well cost estimates continuing on a downward trend.

Delaware Basin Update

In Reeves County, Rosetta successfully completed the first of three horizontal Wolfcamp wells spud during the fourth quarter of 2013.  The Gaucho State 15-2H well was completed in the upper Wolfcamp interval with 13 frac stages across an effective 4,000-foot lateral length.  The well was brought on-line in December and tested at a seven-day gross stabilized rate of 613 Bbls/d of oil, 788 Mcf/d of residue gas, and 85 Bbls/d of NGLs for an equivalent rate of 829 Boe/d.  Based on the Company’s current evaluation of offset well production data, the estimated ultimate recovery (“EUR”) for a horizontal upper Wolfcamp well, assuming a normalized 5,000-foot lateral, is projected to be approximately 500 - 600 gross MBoe (74% oil / 10% NGLs).  Utilizing this EUR range, one typical horizontal upper Wolfcamp well has a pre-tax rate of return of 40 – 60 percent, based on drilling and completion costs of $8.0 - $9.0 million and current strip pricing.

On December 30, 2013, Rosetta entered into a definitive agreement with several private parties to acquire Delaware Basin assets for a purchase price of $85 million.  The acquisition covers 5,078 net acres (14,985 gross) located in Reeves County.  The acquired assets include 13 gross producing wells (11 operated).  The Company estimates the addition of 49 net (145 gross) future horizontal upper Wolfcamp drilling locations to expand the capital project inventory.  The transaction is expected to close on or about February 28, 2014, subject to customary closing conditions.

Total Proved Reserves

Proved reserves as of December 31, 2013 increased by 39 percent to 279 million barrels of oil equivalent (“MMBoe”), comprised of 66 million barrels of crude oil and condensate, 99 million barrels of natural gas liquids and 677 Bcf of natural gas. Included in the total are 84 MMBoe of reserves additions, primarily from development success in the Eagle Ford shale, and 23 MMBoe of reserves acquired during the year, partially offset by 11 MMBoe in net downward revisions.  Of the total proved reserves, 60 percent are liquids and 32 percent are classified as proved developed.  Rosetta replaced 528 percent of production from all sources including net reserve additions from drilling activity, price revisions, proved acquisitions and performance revisions.  Finding and development costs, excluding proved acquisitions, totaled approximately $12 per Boe to organically replace 402 percent of production.

For year-end 2013 reserve reporting, proved reserve estimates were based on the 12-month first day of the month historical average West Texas Intermediate and Henry Hub oil and gas prices adjusted for basis and quality differentials. The average prices for 2013 were $93.42 per barrel (“Bbl”) for oil and $3.67 per million British thermal units (“MMBtu”) for gas compared to the previous year’s $91.21 per Bbl and $2.76 per MMBtu, respectively.

The following table details Rosetta's year-end proved reserves by reserve classification:

Estimated Proved Reserves at December 31, 2013

	Developed	Undeveloped	Total
Crude Oil and Condensate (MMBbls)	22.6	43.9	66.5
Natural Gas Liquids (MMBbls)	31.5	67.8	99.3

Natural Gas (Bcf)	217.3	459.3	676.6
Total (MMBoe)	90.3	188.2	278.5

Rosetta Resources Inc. is an independent exploration and production company engaged in the acquisition and development of onshore unconventional resource plays in the United States of America.  The Company owns well delineated positions in the Eagle Ford area in South Texas and in the Permian Basin.  Rosetta is based in Houston, Texas.

[ROSE-F]

Forward-Looking Statements
This press release includes forward-looking statements, which give the Company's current expectations or forecasts of future events based on currently available information. Forward-looking statements are statements that are not historical facts, such as expectations regarding completion of the proposed acquisition, drilling plans, including the acceleration thereof, production rates and guidance, proven reserves, resource potential, incremental transportation capacity, net present value, development plans, progress on infrastructure projects, exposures to weak oil, natural gas, and NGL prices, changes in the Company's liquidity, changes in acreage positions, expected expenses, expected capital expenditures, and projected debt balances. The assumptions of management and the future performance of the Company are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect the Company's business include, but are not limited to: the risks associated with drilling and completion of oil and natural gas wells; the Company's ability to find, acquire, market, develop, and produce new reserves; the risk of drilling dry holes; oil, liquids and natural gas price volatility; derivative transactions (including the costs associated therewith and the abilities of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in the Company's assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; midstream and pipeline construction difficulties and operational upsets; climatic conditions; availability and cost of material, equipment and services; the risks associated with operating in a limited number of geographic areas, including the Permian; actions or inactions of third-party operators of the Company's properties; the Company's ability to retain and hire skilled personnel; diversion of management's attention from existing operations while pursuing acquisitions or dispositions; the Company’s ability to integrate the newly acquired assets and operations, including the assets acquired in the Permian; availability and cost of capital; the strength and financial resources of the Company's competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions; changes in commodity prices that were not anticipated in the acquisition of the assets and operations in the Permian; industry trends; and other factors detailed in the Company's most recent Form 10-K and other filings with the Securities and Exchange Commission.  If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. The Company undertakes no obligation to publicly update or revise any forward-looking statements except as required by law.

Investor Contact:
Antoinette D. (Toni) Green
Vice President, Investor Relations & Planning
Rosetta Resources Inc.
info@rosettaresources.com